UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ALCO STORES, INC.

(Name of Registrant as Specified In Its Charter)

MILWAUKEE PRIVATE WEALTH MANAGEMENT, INC.
VI CAPITAL FUND, LP
VI CAPITAL MANAGEMENT, LLC
DAVID W. POINTER
CHARLES M. GILLMAN
WILLIAM L. LECHTNER
JOHN M. CLIMACO
DILIP SINGH
JEFFREY GEYGAN
STANLEY B. LATACHA
MARK D. STOLPER
ROBERT J. SARLLS

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Exhibit 1
Concerned ALCO Stockholders Urges Incumbent Board to Cease Wasting Investor Resources and Accept the Will of the Stockholders

Votes Overwhelmingly Support CAS

July 30, 2014 -- NEW YORK -- Concerned ALCO Stockholders (CAS) is dissatisfied that the incumbent Board of Directors of ALCO Stores, Inc. ("ALCO" or "the Company"; Nasdaq: ALCS) chose to ignore the overwhelming voice of the Company’s stockholders this morning by opening and then immediately adjourning today’s Annual Meeting without recognizing the stockholder votes for the four proposals in the proxy, including the election of the Company’s Directors and the extension of the Company’s Amended and Restated Rights Agreement (the “Rights Agreement”).

The unofficial tally of the votes to elect the Directors of the Company cast prior to the Annual Meeting was as follows:

		Total Votes

-	For each of the incumbent Directors led by Royce Winsten:	328,544

-	For the nominees represented by the CAS Gold Card:	1,038,588 to 1,766,766

In addition to expressing their unwillingness to support the incumbent Board’s future leadership of the Company, stockholders also overwhelmingly rejected continuing the Rights Agreement with over 80% of the votes cast prior to the meeting.

The Company, at the direction of Royce Winsten, has been engaged in a frivolous and wasteful expenditure of ALCO’s resources to pursue a baseless allegation that CAS’ group was improperly formed and disclosed.  With the vote from the stockholders now known, and the wishes of ALCO investors now expressed, it is clear that the incumbent Board is simply unwilling to accept the results of the stockholder vote against the incumbent Directors and against extending the Rights Agreement.

CAS to date has been responsive to ALCO’s Board and has cooperated with the Company’s legal counsel’s requests and inquiries.

CAS URGES ALCO’S INCUMBENT BOARD TO ACCEPT THE WILL OF THE STOCKHOLDERS, CERTIFY THE VOTES, AND ELIMINATE THIS EXPENSIVE DISTRACTION AND WASTE OF COMPANY RESOURCES.

Contact:

InvestorCom, Inc.
John Grau, 203-972-9300